EXHIBIT 10.1

EXECUTIVE AGREEMENT
THIS EXECUTIVE AGREEMENT (the “Agreement”) by and between Hudson Global, Inc. (the “Company”) and Latham Williams (“Executive”) is made this 28th day of November, 2014 (the “Effective Date”).
WHEREAS, the Company and Executive have mutually agreed to Executive’s imminent departure from employment with the Company as its Senior Vice President, Legal Affairs and Administration, Corporate Secretary and to the following satisfactory transitional arrangements.
NOW, THEREFORE, in consideration of this mutual Agreement, the Company and Executive hereby agree as follows:
1.     Departure. Executive’s duties as Senior Vice President, Legal Affairs and Administration, Corporate Secretary shall conclude on December 31, 2014 and Executive’s employment with the Company shall cease on such date (the “Departure Date”). Until the Departure Date, the provisions of Sections 2, 4 through 6 and Sections 8(h) and 8(i) of the Hudson Highland Group Executive Employment Agreement, entered into by and between Executive and the Company effective January 25, 2012 (the “Employment Agreement”), shall remain in effect. In addition, through the Departure Date, Executive shall continue to be eligible for all employee benefit plans pursuant to their terms, including but not limited to, the right to receive an employer matching contribution under the Company’s 401(k) plan with respect to 2014.

2.    Consulting Services. The provisions of this Section 2 are conditioned on the Executive having timely executed and not revoked the Release (as defined in Section 7 of this Agreement) and the Executive’s compliance with Section 6 of this Agreement:

(a)    From January 1, 2015 through December 31, 2015 (the “Consulting Term”), Executive will serve as the Corporate Secretary to the Company, providing services including attending Board and Board committee meetings and assisting with preparation and distribution of materials for such meetings (the “Services”), provided that Executive is expected to perform such Services for at least 20, but not more than 30, working days during the Consulting Term. In such role, Executive will report to the Company’s Chairman of the Board and Chief Executive Officer. The parties intend and agree that Executive will act during the Consulting Term as an independent contractor and shall not be deemed an employee or agent of the Company for any purpose whatsoever in performance of the Services. Executive shall have no right or authority to make or undertake any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name or on behalf of the Company.

(b)    In consideration for the Services, the Company shall pay Executive an annual consulting fee of $100,000. Such amount shall be paid in semi-monthly installments, in the amount of $4,166.67 each, during the Consulting Term. In addition, the Company shall pay (or promptly reimburse Executive) for cell phone services during the Consulting Term and shall reimburse Executive for reasonable expenses incurred in the performance of the Services based upon applicable receipts. The Company also shall provide Executive with adequate administrative support to provide the Services.

(c)    The Consulting Term will terminate prior to December 31, 2015 upon any of the following: (i) Executive’s death, (ii) following Executive’s 60-day advance notice to the Company of his termination of Services for any or no reason, or (iii) the Company’s notice to Executive of termination of his Services for failure to adequately perform such services, which notice shall provide written detail of the nature of the failure and give Executive at least thirty (30) days to cure such failure prior to the termination becoming effective. Upon termination of the Consulting Term, Executive (or his estate, in the event of his death) will be entitled to receive the semi-monthly installment payment for the period in which the termination is effective, and thereafter shall not be entitled to receive any additional payments for the Services.

(d)    At least sixty (60) days prior to the end of the Consulting Term, the Company shall provide notice to Executive indicating whether the Consulting Term will be extended beyond December 31, 2015 or will be terminated effective December 31, 2015. In the absence of such notice, the Consulting Term will end on December 31, 2015. If the Company requests an extension of the Consulting Term and Executive agrees to such extension, then the parties will mutually agree upon the period of the extension of the Services (the “Extended Term”) and the amount of fees to be paid therefor. The Extended Term will be terminated upon the Executive’s death, and can be terminated early by either party for any or no reason by providing at least sixty (60) days’ advance notice of termination to the other party.

(e)    At the end of the Consulting Term (and any extensions thereto), Executive further represents and warrants that Executive will, on or before such date, deliver to the Company the original and all copies of all documents, records, and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to Confidential Information (as described below), or to the business activities, facilities, or customers of the Company, including any records (electronic or otherwise), documents or property created by Executive.

3.    Departure Payments. The Company will provide Executive with the following compensation, provided that Executive has timely executed and not revoked the Release (as defined in Section 7 of this Agreement) and provided further that Executive does not violate Section 6 of this Agreement:
(a)    The Company will pay Executive Three Hundred Thousand Dollars ($300,000) over a 12-month period commencing on the Departure Date in accordance with the payroll practices of the Company in effect from time to time, and less such taxes and other deductions required by applicable law or authorized by Executive; provided that any amounts that would have been payable hereunder prior to the time the Release becomes effective (without being revoked) will be accumulated and paid on the first payroll date following the date the Release becomes effective.

(b)    Executive will be eligible for a payment, if any, under the Global Leadership Team (GLT) incentive plan for 2014.

(c)    If Executive elects to exercise Executive’s rights to continue group medical and dental plan coverage for a limited period (commonly referred to as “COBRA rights”) within the statutorily prescribed time period commencing immediately following the Departure Date, and Executive pays an amount equal to an active employee’s share of the premium for such group medical and dental benefits, the Company will waive the remaining COBRA continuation premium for the eighteen (18) month period following the Departure Date. Notwithstanding the foregoing, if the group medical and dental plan coverage are fully-insured and, as a result of the Company’s subsidization of Executive’s COBRA premiums, the plans are considered discriminatory such that the Company would be subject to an excise tax, then in lieu of the foregoing, the Company shall pay Executive an amount equal to what would have been the Company’s subsidy amount had Executive continued COBRA coverage for the eighteen (18) month period.

(d)    On December 31, 2014, three thousand and sixty (3,060) of Executive’s non-vested performance shares that were previously granted to Executive and scheduled to vest on March 1, 2015 shall vest.

(e)    The Company shall pay (or promptly reimburse Executive) for up to $5,000 of legal or tax advisory services; provided that such services must be used by the first anniversary of the Departure Date. If Executive pays for such fees and then will be reimbursed, Executive must provide a copy of the invoice(s) for such fees to the Company no later than twelve (12) months after the date the services were performed. The Company shall deduct the withholding and employment taxes related to such payments from the payment or from any other amounts that the Company owes the Executive.

(f)    The Company shall permit Executive to purchase his Company-issued laptop, cell phone and iPad from the Company for a payment of $1.00 each. The Company shall deduct the withholding taxes related to the transfer of such property from other amounts that the Company owes the Executive. The Company shall have the right to copy the Executive’s laptop hard drive.

4.    Obligations of Executive at Departure. Executive hereby resigns as an officer or director of any subsidiaries of the Company effective as of the Departure Date and represents and warrants that Executive will, on or before the Departure Date, provide any resignations from such other positions as the Company deems necessary. Executive further represents and warrants that Executive will, on or before such date, deliver to the Company the original and all copies of all documents, records, and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to Confidential Information (as described below), or to the business activities, facilities, or customers of the Company, including any records (electronic or otherwise), documents or property created by Executive, other than those records, documents or property that Executive requires to perform the Services, which will be returned at the end of the Consulting Term (including any extensions thereof) .

5.    Other Agreements. Except as provided below, all the terms of the agreement between the Company and Executive are embodied in this Agreement and, except as specifically set forth in Section 1 hereof, it fully supersedes any and all prior agreements or understandings, written or oral, including any notice periods contained therein, between Executive and the Company, including, but not limited to, the Employment Agreement; provided that:

(a)    This Agreement does not limit or restrict in any way Executive’s existing rights or obligations under the Company’s employee benefit plans, including any retirement plan, retirement savings plan, or group medical plan.

(b)    Except as provided in Section 3(d) of this Agreement, this Agreement does not limit or restrict in any way Executive’s rights and obligations under any stock options and/or restricted stock awards previously issued to Executive.

6.    Restrictive Covenants. In consideration of Executive’s position with the Company immediately prior to the Departure Date, the business relationships Executive has developed while employed by the Company, and Executive’s knowledge of the Company’s business affairs including the Confidential Information (as defined below), Executive agrees to the following restrictive covenants (the “Restrictive Covenants”), which are a continuation of certain covenants previously agreed to by Executive in Attachment A to the Employment Agreement:

(a)    Non-Solicitation of Clients. During the period ending on the later of (i) the 12-month period following the Departure Date or (ii) the end of the Consulting Term, including any extensions thereto (the "Restricted Period"), Executive agrees that Executive will not, directly or indirectly, unless such action is waived in writing by the Chief Executive Officer of the Company, for Executive’s benefit or on behalf of any person, corporation, partnership or entity whatsoever, call on, solicit, provide services for, interfere with or endeavor to entice away from the Company any client to whom Executive provides services at any time during the 12-month period proceeding the Departure Date or during the Consulting Term, or any prospective client to whom the Company had made a presentation at any time during the 12-month period preceding the Departure Date or during the Consulting Term that are services provided by the Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prevent Executive from being employed or retained by any of the Company’s clients during the Restricted Period in a position or relationship in which Executive is not soliciting clients of the Company involving services provided by Company.

(b)    Non-Hire of Employees. During the Restricted Period, Executive agrees that Executive will not, directly or indirectly, unless such action is waived in writing by the Chief Executive Officer of the Company, for Executive’s benefit or on behalf of any person, corporation, partnership or entity whatsoever, hire, attempt to hire, or solicit for hire any employee of the Company or its subsidiaries, or any individual who was employed by the Company or its subsidiaries, as of the Departure Date.

(c)    Confidentiality. Executive agrees that during the Restricted Period, Executive shall maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and Executive will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for the benefit of Executive or the benefit of any new employer or any other person or entity, or in any other manner that is detrimental to or inconsistent with any interest of the Company. If Executive receives notice that Executive must disclose Confidential Information pursuant to a subpoena or other lawful process, Executive must notify the Company’s General Counsel immediately. Except as permitted in writing by the Company, Executive agrees not to discuss this Agreement publicly and will disclose its contents only to Executive’s attorneys, financial consultants, and immediate family members. The provisions of the forgoing sentence shall not apply to any truthful statement required to be made by Executive in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement Executive will give the Company reasonable notice and, to the extent Executive is legally entitled to do so, afford the Company the ability to seek a confidentiality order.

(d)    Acknowledgement of Reasonableness of Restrictions. Executive acknowledges and agrees that the scope and duration of these Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. Executive acknowledges that Executive has received substantial compensation from the Company in consideration for these Restrictive Covenants and that Executive’s general skills and abilities are such that Executive can be gainfully employed and that this Agreement will not prevent Executive from earning a living following Executive’s separation from service with the Company.

(e)    Company Entitled to Injunctive Relief. Executive agrees that the Company will suffer irreparable damage in the event the provisions of this Section are breached and that Executive’s acceptance of the provisions of this Section was a material factor in Executive’s and the Company’s decision to enter into this Agreement. Executive further agrees that the Company shall be entitled as a matter of right to injunctive relief to prevent a breach by Executive. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies the Company may have. The provisions of this Section shall not apply to any truthful statement required to be made by Executive in any legal proceeding or government or regulatory investigation, provided, however, that prior to making such statement Executive will give the Company reasonable written notice and, to the extent Executive is legally entitled to do so, afford the Company the ability to seek a confidentiality order. Nothing herein modifies or reduces Executive’s obligation to comply with applicable laws relating to trade secrets, confidential information, or unfair competition.

7.    Release. Executive and the Company shall execute the General Release attached hereto as Exhibit A (the “Release”) on the Departure Date.

8.    No Disparagement. Executive agrees that, except as may be required by the lawful order of a court or agency of competent jurisdiction, Executive will not take any action or make any statement or disclosure, written or oral, that is intended or reasonably likely to disparage the Company or any of its affiliates, or any of their past or present employees, officers or directors, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive. For purposes of the Company’s obligation to not disparage Executive under this Section 8 only, the term “Company” means only the Company’s executive officers, directors, and members of the Global Leadership team.

9.    Power of Attorney. Effective on the Departure Date, the Company hereby revokes any and all powers of attorney the Company may have granted Executive during Executive’s employment with the Company.

10.    Expenses and Insurance. With respect to services provided by Executive to the Departure Date and pursuant to this Agreement, the Company shall (a) reimburse Executive for reasonable expenses incurred in the performance of Executive’s services, (b) maintain Director and Officer insurance coverage for Executive consistent with that provided to other Company directors and officers, and (c) provide Executive with full indemnification as permitted by law.

11.    Regulatory Notices. The Company confirms that to the best of its knowledge the Company has not received from any regulatory agency any notice pertaining to any regulatory matter related to Executive.

12.    Taxes. All payments made herein or the value of all property transferred to Executive hereunder shall be subject to applicable payroll and withholding taxes. This Agreement shall be construed and administered in compliance with Section 409A of the Internal Revenue Code. The parties agree to amend the Agreement as may be necessary to avoid application of Code Section 409A excise taxes or penalties to payments made pursuant to this Agreement.

13.    Severability. In the event any one or more of the provisions of this Agreement (or any part thereof) shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement (or part thereof) shall be unimpaired, and the invalid, illegal or unenforceable provision (or part thereof) shall be replaced by a provision (or part thereof), which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provisions. However, in the event that any such provision of this Agreement (or part thereof) is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other provisions (or part thereof) are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable provision (or part thereof) were deleted or modified, then this Agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate provisions (or part thereof) to be valid, legal and enforceable.

14.    Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its conflict of laws provisions or the laws of any other jurisdiction in which Executive resides or performs any duties hereunder, or where any violation of the Agreement occurs.

15.    Successors; Binding Agreement. The Company shall have the right to assign its obligations under this Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder.

16.    Amendment; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Company and Executive. No provision of this Agreement may be waived or discharged unless such waiver or discharge is in writing and signed by the Chief Executive Officer of the Company. Any failure by Executive or the Company to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

THE COMPANY AND EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Latham Williams	Hudson Global, Inc.
/s/ LATHAM WILLIAMS	By: /s/ MANUEL MARQUEZ DORSCH
Signature of Executive	Manuel Marquez Dorsch, Chairman and Chief Executive Officer
November 28, 2014	November 28, 2014
Date	Date

EXHIBIT A

GENERAL RELEASE

1.
In consideration of the substantial compensation provided by Hudson Global, Inc. (the “Company”) under Executive Agreement (the “Agreement”) entered into by and between the Company and Latham Williams (“Executive”) dated as of November 28, 2014, for the benefit of Executive, including the payments and other benefits that are to be provided to Executive pursuant to the Agreement, Executive, on behalf of Executive, Executive’s spouse, heirs, executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the “Releasors”) confirm that Releasors have, as of the date set forth below (the “Effective Date”), released the Company, and each of its subsidiaries, affiliates, their employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives, and all their respective predecessors and successors (hereinafter collectively referred to as the “Releasees”), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever arising prior to the Effective Date, including, but not limited to, those arising out of the changes in the terms and conditions of Executive’s relationship with the Company described in the Agreement.

2.
Executive also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorney’s fees, costs or expenses of any kind from the Company or any of the other Releasees based on events occurring on or prior to the Effective Date, except for the specific compensation and benefits described in Sections 2, 3 and 5 of the Agreement.

3.
Executive further agrees not to file, pursue, or participate in any lawsuits of any kind in either state or federal court against any of the Releasees with respect to any claim released herein, including any claim arising out of or in connection with the employment of Executive by the Company or the termination of such employment (other than pursuing a claim for unemployment compensation benefits to which Executive may be entitled).

4.
This General Release specifically includes, but is not limited to, a release of any and all claims pursuant to state or federal wage payment laws and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights of Act of 1964, as amended; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. § 1981 - 1988; the Civil Rights Act of 1991; the Americans with Disabilities Act; the New York Human Rights Law, as amended; state or federal family and/or medical leave acts), contract or tort laws, equity or public policy, wrongful termination, retaliation, defamation, misrepresentation, invasion of privacy, or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had or now has.

5.
Notwithstanding the foregoing, this General Release does not waive rights, if any, Executive or Executive’s successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to them or to their successors and assigns on claims arising out of, related to or asserted under or pursuant to the Agreement or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of the Company or its subsidiaries or affiliates or in any applicable insurance policy carried by the Company or its affiliates for any matter which arises or may arise after the Effective Date in connection with Executive’s employment with the Company. Further, Executive is not waiving, releasing or giving up any claim for vested benefits under any retirement plan or any right to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985.

6.
The Company (and all other Releasees) hereby releases Executive (and the other Releasors) from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever arising prior to the Effective Date except as provided by law. This General Release does not release Executive or the Company from their respective ongoing obligations under the Agreement.

7.
Executive hereby acknowledges that Executive has up to twenty-one (21) days to review this General Release from the date of the Agreement and Executive has been advised to review it with an attorney of Executive’s choice. Executive further understands that the twenty-one (21) day review period ends when Executive signs this General Release. Executive also has seven (7) days after Executive signs this General Release to revoke by so notifying the Company in writing. Failure to provide the Company with this General Release does not delay occurrence of the Departure Date (as defined in the Agreement).

8.
Executive acknowledges that Executive’s eligibility for the payments and other benefits described in Sections 2 and 3 of the Agreement is contingent on Executive’s signing and returning this General Release to the Company in a timely manner and on its taking effect thereafter in accordance with its terms.

9.
Executive acknowledges that Executive has carefully read this General Release, knows and understands the contents hereof and its binding legal effect. Executive signs the same of Executive’s own free will and act, and it is Executive’s intention that Executive be legally bound thereby.

IN WITNESS WHEREOF, the parties hereto have executed this General Release this 31st day of December, 2014.

Latham Williams	Hudson Global, Inc.
By:
Signature	Manuel Marquez Dorsch, Chairman and Chief Executive Officer